Exhibit 99

News Release

Contact:	Randy Belote (Media)
(703) 875-8525
randy.belote@ngc.com

Paul Gregory (Investors)
(310) 201-1634
paul.gregory@ngc.com
Northrop Grumman Reports Second Quarter 2011 Financial Results
•	Q2 EPS from Continuing Operations of $1.81

•	2011 Guidance for EPS from Continuing Operations Increased to $6.75 to $6.90 from $6.50 to $6.70

•	Sales Total $6.56 Billion; Company Now Expects 2011 Sales of Approximately $27 Billion
     LOS ANGELES – July 27, 2011 – Northrop Grumman Corporation (NYSE: NOC) reported that second quarter 2011 earnings from continuing operations totaled $520 million, or $1.81 per diluted share, compared with $740 million, or $2.44 per diluted share in the second quarter of 2010. The 2010 second quarter included a tax benefit of $298 million, or $0.98 per diluted share.
     Second quarter 2011 sales totaled $6.56 billion compared with $7.26 billion in the prior year period. New business awards for the 2011 second quarter totaled $5.1 billion, and total backlog as of June 30, 2011, was $41.8 billion. Lower second quarter 2011 sales and the total backlog reflect the impact of lower U.S. Department of Defense investment outlays (including announced force reductions in overseas contingency operations), the company’s reduced participation in the Nevada National Security Site joint venture (NSTec), and delayed awards for manned aircraft programs. Second quarter 2010 sales included NSTec revenue of $152 million, and total backlog reflects an adjustment of $2.2 billion, for the reduction in the company’s NSTec joint venture participation and the restructuring of the National Polar-orbiting Operational Environmental Satellite System (NPOESS).
     “Our focus on performance, our portfolio and effective cash deployment continues to generate value in a challenging budget environment. While sales for the quarter were impacted by several factors, the strong margin rates generated by our businesses largely offset the effects of lower sales. Based on our year-to-date results we are increasing our EPS guidance and maintaining our guidance for cash generation, despite a reduced top line outlook that reflects the realities of our current budget environment,” said Wes Bush, chairman, chief executive officer and president.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
Table 1 — Financial Highlights

	Second Quarter		Six Months
($ in millions, except per share amounts)	2011	2010	2011	2010
Sales	$6,560	$7,255	$13,294	$14,169
Operating income	841	750	1,652	1,429
as % of sales	12.8%	10.3%	12.4%	10.1%
Earnings from continuing operations	$520	$740	$1,016	$1,150
Diluted EPS from continuing operations	1.81	2.44	3.48	3.77
Net earnings	520	711	1,050	1,180
Diluted EPS	1.81	2.34	3.59	3.87
Cash (used in) provided by continuing operations	(34)	552	78	100
Free cash flow from continuing operations[1]	(128)	476	(139)	(82)

Pension-adjusted Operating Highlights
Operating income	$841	$750	$1,652	$1,429
Net pension adjustment[1]	(99)	(1)	(202)	(3)

Pension-adjusted operating income[1]	$742	$749	$1,450	$1,426
as % of sales[1]	11.3%	10.3%	10.9%	10.1%

Adjusted Per Share Data
Diluted EPS from continuing operations	$1.81	$2.44	$3.48	$3.77
Tax benefit		(0.98)		(0.98)
After-tax net pension adjustment per share[1]	(0.22)		(0.45)	(0.01)

Adjusted diluted EPS from continuing operations[1]	$1.59	$1.46	$3.03	$2.78

Weighted average shares outstanding — Basic	282.6	299.6	287.2	301.1
Dilutive effect of stock options and stock awards	4.6	4.2	5.0	3.9

Weighted average shares outstanding — Diluted	287.2	303.8	292.2	305.0

[1]	Non-GAAP metric — see definitions at the end of this press release.
     Second quarter 2011 operating income increased $91 million or 12 percent, and as a percent of sales increased 250 basis points to 12.8 percent. The improvement over the prior year principally reflects a $98 million increase in net pension income. Second quarter 2011 segment operating income was comparable to the prior year period at $784 million and as a percent of sales improved 110 basis points to 12 percent.
     Interest expense for the 2011 second quarter declined to $53 million due to the issuance of $1.5 billion of lower coupon debt in the 2010 fourth quarter and the retirement of $1.4 billion of higher coupon debt.
     Federal and foreign income taxes totaled $268 million in the second quarter of 2011 compared to a benefit of $65 million in the prior year period. Second quarter 2010 income taxes included a $298 million benefit primarily related to final approval by the Internal Revenue Service (IRS) and the U.S. Congressional Joint Committee on Taxation of the IRS’ examination of tax returns for the years 2004 through 2006. The effective tax rate for the 2011 second quarter was 34 percent, and adjusted for the $298 million settlement, the effective tax rate for the second quarter of 2010 would have been 34.5 percent.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
     Second quarter 2011 net earnings totaled $520 million, or $1.81 per diluted share, compared with $711 million, or $2.34 per diluted share, in the second quarter of 2010. Results for both periods reflect the spin-off of Huntington Ingalls Industries, Inc. (HII), the company’s former shipbuilding business, effective March 31, 2011; shipbuilding financial results are reported as discontinued operations for all periods presented. Second quarter 2011 diluted earnings per share are based on 287.2 million weighted average shares outstanding compared with 303.8 million shares in the second quarter of 2010.
Table 2 — Cash Flow Highlights

	Second Quarter			Six Months
($ millions)	2011	2010	Change	2011	2010	Change
Cash provided by continuing operations before discretionary pension contributions[1]	$378	$828	$(450)	$490	$406	$84
After-tax discretionary pension pre-funding impact	(412)	(276)	(136)	(412)	(306)	(106)

Cash (used in) provided by continuing operations	(34)	552	(586)	78	100	(22)
Less:
Capital expenditures	(94)	(75)	(19)	(216)	(178)	(38)
Outsourcing contract & related software costs		(1)	1	(1)	(4)	3

Free cash flow from continuing operations[1]	$(128)	$476	$(604)	$(139)	$(82)	$(57)
After-tax discretionary pension pre-funding impact	412	276	136	412	306	106

Pension-adjusted free cash flow from continuing operations[1]	$284	$752	$(468)	$273	$224	$49

[1]	Non-GAAP metric — see definitions at the end of this press release
     Cash provided by continuing operations before discretionary pension contributions totaled $378 million in the 2011 second quarter compared with $828 million in the second quarter of 2010. Cash provided by continuing operations before discretionary pension contributions in the first six months of 2011 increased 21 percent to $490 million from $406 million in the first six months of 2010.
     Free cash flow used in continuing operations totaled $128 million in the 2011 second quarter compared with free cash flow of $476 million in the prior year period. The change in free cash flow in the second quarter of 2011 reflects higher working capital and a higher discretionary pension contribution than in the prior year period. Second quarter 2011 cash provided by continuing operations included a $500 million discretionary contribution to the company’s pension plans compared with a $300 million in the prior year period.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
Table 3 — 2011 Guidance Updated

($ in millions, except per share amounts)	Prior	Current
Sales	~ $27,500	~ $27,000

Segment operating margin %[1]	Mid 10%	~11%

Operating margin %	~11%	Mid 11%

Diluted EPS from continuing operations	$6.50 - $6.70	$6.75 - $6.90

Cash provided by operations before discretionary pension contributions[1]	2,300 - 2,700	2,300 - 2,700

Free cash flow from continuing operations before discretionary pension contributions[1]	1,700 - 2,000	1,700 - 2,000

[1]	Non-GAAP metric — see definitions at the end of this press release.
     Based on year-to-date results, the company now expects 2011 sales of approximately $27 billion and earnings from continuing operations of $6.75 to $6.90 per diluted share. The increase in expected 2011 earnings per share reflects lower sales, a higher expected segment margin rate and net pension income of approximately $400 million.
Table 4 — Cash Measurements, Debt and Capital Deployment

($ millions)	6/30/2011	12/31/2010
Cash & cash equivalents	$2,810	$3,701
Total debt	3,979	4,724
Net debt[1]	1,169	1,023
Net debt to total capital ratio[2]	7%	6%

[1]	Total debt less cash and cash equivalents.

[2]	Net debt divided by the sum of shareholders’ equity and total debt.
     Changes in cash and cash equivalents include the following items for cash from operations, investing and financing through June 30, 2011:

Operations
•	$500 million discretionary pension contributions

•	$78 million provided by continuing operations after discretionary pension contributions noted above

•	$613 million for taxes
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
Investing
•	$216 million for capital expenditures
Financing
•	$1 billion for repurchases of common stock

•	$86 million in proceeds from exercises of stock options and issuance of common stock

•	$750 million of principal payments of long term debt

•	$277 million for dividends
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
Table 5 — Business Results
Consolidated Sales & Segment Operating Income1

	Second Quarter			Six Months
($ millions)	2011	2010	Change	2011	2010	Change

Sales
Aerospace Systems	$2,592	$2,842	(9%)	$5,328	$5,538	(4%)
Electronic Systems	1,791	1,984	(10%)	3,599	3,866	(7%)
Information Systems	2,031	2,123	(4%)	4,056	4,187	(3%)
Technical Services	656	801	(18%)	1,344	1,564	(14%)
Intersegment eliminations	(510)	(495)		(1,033)	(986)

	$6,560	$7,255	(10%)	$13,294	$14,169	(6%)
Segment operating income[1]
Aerospace Systems	$331	$335	(1%)	$632	$631
Electronic Systems	284	264	8%	521	490	6%
Information Systems	189	205	(8%)	383	388	(1%)
Technical Services	51	52	(2%)	105	101	4%
Intersegment eliminations	(71)	(65)		(136)	(113)

Segment operating income[1]	$784	$791	(1%)	$1,505	$1,497	1%
as a % of sales[1]	12.0%	10.9%	110 bps	11.3%	10.6%	70 bps

Reconciliation to operating income
Unallocated corporate expenses	$(38)	$(40)	5%	$(48)	$(65)	26%
Net pension adjustment[1]	99	1	NM	202	3	NM
Reversal of royalty income included above	(4)	(2)	(100%)	(7)	(6)	(17%)

Operating income	$841	$750	12%	$1,652	$1,429	16%
as a % of sales	12.8%	10.3%	250 bps	12.4%	10.1%	230 bps

Net interest expense	$(53)	$(65)	18%	$(111)	$(142)	22%
Other, net		(10)	NM	5	(3)	NM

Earnings from continuing operations before income taxes	788	675	17%	1,546	1,284	20%
Federal and foreign income tax (expense) benefit	(268)	65	NM	(530)	(134)	(296%)

Earnings from continuing operations	520	740	(30%)	1,016	1,150	(12%)
Earnings (loss) from discontinued operations		(29)	NM	34	30	13%

Net earnings	$520	$711	(27%)	$1,050	$1,180	(11%)

[1]	Non-GAAP metric — see definitions and reconciliations at the end of this press release.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
Aerospace Systems ($ millions)

	Second Quarter			Six Months
	2011	2010	%Change	2011	2010	%Change
Sales	$2,592	$2,842	(8.8%)	$5,328	$5,538	(3.8%)
Operating income	331	335	(1.2%)	632	631	0.2%
as a % of sales	12.8%	11.8%		11.9%	11.4%
     Aerospace Systems second quarter 2011 sales declined 9 percent due to lower volume for manned aircraft programs and civil space programs. Lower volume for manned aircraft programs is principally due to timing of awards for the F-35 and E-2 programs, and lower civil space volume principally reflects the NPOESS restructuring. Aerospace Systems second quarter 2011 operating income declined slightly due to lower sales, but as a percent of sales increased to 12.8 percent from 11.8 percent due to improved performance.
Electronic Systems ($ millions)

	Second Quarter			Six Months
	2011	2010	%Change	2011	2010	%Change
Sales	$1,791	$1,984	(9.7%)	$3,599	$3,866	(6.9%)
Operating income	284	264	7.6%	521	490	6.3%
as a % of sales	15.9%	13.3%		14.5%	12.7%
     Electronic Systems second quarter 2011 sales declined 10 percent principally due to lower volume for land and self protection systems and targeting systems programs. Lower volume for land and self protection systems ID/IQ contracts, such as Large Aircraft Infrared Countermeasures (LAIRCM) and Vehicular Intercommunication Systems (VIS), is due to announced force reductions in overseas contingency operations. Lower volume for targeting systems reflects lower volume for international F-16 activities.
     Electronic Systems second quarter 2011 operating income increased 8 percent, and as a percent of sales increased to 15.9 percent from 13.3 percent. Higher operating income and margin rate reflect improved performance on several land and self protection systems and targeting systems contracts nearing completion and performance improvement for intelligence, surveillance and reconnaissance programs.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
Information Systems ($ millions)

	Second Quarter			Six Months
	2011	2010	%Change	2011	2010	%Change
Sales	$2,031	$2,123	(4.3%)	$4,056	$4,187	(3.1%)
Operating income	189	205	(7.8%)	383	388	(1.3%)
as a % of sales	9.3%	9.7%		9.4%	9.3%
     Information Systems second quarter 2011 sales declined 4 percent principally due to lower volume for defense systems programs. Second quarter 2011 operating income declined 8 percent and as a percent of sales totaled 9.3 percent compared with 9.7 percent in the prior year period. The decline in operating income reflects lower volume and the change in rate is principally due to an $18 million benefit in the 2010 second quarter for risk retirement related to a subcontractor on the New York City Wireless program.
Technical Services ($ millions)

	Second Quarter			Six Months
	2011	2010	%Change	2011	2010	%Change
Sales	$656	$801	(18.1%)	$1,344	$1,564	(14.1%)
Operating income	51	52	(1.9%)	105	101	4.0%
as a % of Sales	7.8%	6.5%		7.8%	6.5%
     Technical Services second quarter 2011 sales declined 18 percent due to the change in the NSTec joint venture, which more than offset higher volume for integrated logistics and modernization programs. As previously announced, effective Jan. 1, 2011, the company reduced its participation in the NSTec joint venture, and as a result did not record any sales for the joint venture in the 2011 second quarter. NSTec sales totaled $152 million in the second quarter of 2010. Second quarter 2011 operating income was comparable to the prior year, and as a percent of sales increased to 7.8 percent from 6.5 percent principally due to the change in revenue consolidation for the NSTec joint venture.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Second Quarter 2011 Financial Results
About Northrop Grumman
     Northrop Grumman will webcast its earnings conference call at 11:30 a.m. ET on July 27, 2011. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
     Northrop Grumman is a leading global security company providing innovative systems, products and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.
Statements in this release and the attachments, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “guidance,” and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, financial guidance regarding future sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow and earnings. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements due to factors such as: the effect of economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); access to capital; future sales and cash flows; timing of cash receipts; effective tax rates and timing and amounts of tax payments; returns on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; retiree medical expense; the outcome of litigation, claims, audits, appeals, bid protests and investigations; earthquake-related insurance coverage and recoveries; costs of environmental remediation; availability and retention of qualified personnel; costs of capital investments; changes in organizational structure and reporting segments; risks associated with acquisitions, dispositions, spin-off transactions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; effects of legislation, rulemaking, and changes in accounting, tax or defense procurement; changes in government and customer priorities and requirements (including, government budgetary constraints, shifts in defense spending, changes in import and export policies, changes in customer short-range and long-range plans); acquisition or termination of contracts; technical, operational or quality setbacks in contract performance; protection of intellectual property rights; risks associated with our nuclear operations; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; contractual performance relief and the application of cost sharing terms; allowability and allocability of costs under U.S. Government contracts; progress and acceptance of new products and technology; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, natural disasters and other disruptions not under our control; and other risk factors disclosed in our filings with the Securities and Exchange Commission.
You should not put undue reliance on any forward-looking statements in this release. These forward-looking statements speak only as of the date of this release and we undertake no obligation to update or revise any forward-looking statements after we distribute this release. This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.
LEARN MORE ABOUT US: Northrop Grumman news releases, product information, photos and video clips are available on the Internet at: http://www.northropgrumman.com
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
SCHEDULE 1

	Three Months Ended		Six Months Ended
	June 30		June 30
$ in millions, except per share amounts	2011	2010	2011	2010

Sales and Service Revenues
Product sales	$3,709	$4,167	$7,572	$8,191
Service revenues	2,851	3,088	5,722	5,978

Total sales and service revenues	6,560	7,255	13,294	14,169

Cost of Sales and Service Revenues
Cost of product sales	2,662	3,078	5,504	6,068
Cost of service revenues	2,501	2,806	5,014	5,427
General and administrative expenses	556	621	1,124	1,245

Operating income	841	750	1,652	1,429
Other (expense) income
Interest expense	(53)	(65)	(111)	(142)
Other, net		(10)	5	(3)

Earnings from continuing operations before income taxes	788	675	1,546	1,284
Federal and foreign income tax expense (benefit)	268	(65)	530	134

Earnings from continuing operations	520	740	1,016	1,150
(Loss) Earnings from discontinued operations, net of tax		(29)	34	30

Net earnings	$520	$711	$1,050	$1,180

Basic Earnings Per Share
Continuing operations	$1.84	$2.47	$3.54	$3.82
Discontinued operations		(.10)	.12	.10

Basic earnings per share	$1.84	$2.37	$3.66	$3.92

Weighted-average common shares outstanding, in millions	282.6	299.6	287.2	301.1

Diluted Earnings Per Share
Continuing operations	$1.81	$2.44	$3.48	$3.77
Discontinued operations		(.10)	.11	.10

Diluted earnings per share	$1.81	$2.34	$3.59	$3.87

Weighted-average diluted shares outstanding, in millions	287.2	303.8	292.2	305.0

Net earnings (from above)	$520	$711	$1,050	$1,180
Other comprehensive income
Change in cumulative translation adjustment		(24)	27	(52)
Change in unrealized gain on marketable securities and cash flow hedges, net of tax			(2)
Change in unamortized benefit plan costs, net of tax	14	39	35	79

Other comprehensive income, net of tax	14	15	60	27

Comprehensive income	$534	$726	$1,110	$1,207

NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)
SCHEDULE 2

	June 30,	December 31,
$ in millions	2011	2010

Assets
Cash and cash equivalents	$2,810	$3,701
Accounts receivable, net of progress payments	3,474	3,329
Inventoried costs, net of progress payments	902	896
Current deferred tax assets	465	419
Prepaid expenses and other current assets	163	244
Assets of discontinued operations		5,212

Total current assets	7,814	13,801
Property, plant, and equipment, net of accumulated depreciation of $3,864 in 2011 and $3,712 in 2010	3,028	3,045
Goodwill	12,376	12,376
Other purchased intangibles, net of accumulated amortization of $1,631 in 2011 and $1,613 in 2010	174	192
Pension and post-retirement plan assets	344	320
Non-current deferred tax assets	555	721
Miscellaneous other assets	1,086	1,076

Total assets	$25,377	$31,531

Liabilities
Notes payable to banks	$19	$10
Current portion of long-term debt	23	774
Trade accounts payable	1,259	1,573
Accrued employees’ compensation	1,062	1,146
Advance payments and billings in excess of costs incurred	1,820	1,969
Other current liabilities	1,612	1,763
Liabilities of discontinued operations		2,792

Total current liabilities	5,795	10,027
Long-term debt, net of current portion	3,937	3,940
Pension and post-retirement plan liabilities	2,597	3,089
Other long-term liabilities	899	918

Total liabilities	13,228	17,974

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2011 — 277,981,571; 2010 — 290,956,752	278	291
Paid-in capital	5,026	7,778
Retained earnings	9,018	8,245
Accumulated other comprehensive loss	(2,173)	(2,757)

Total shareholders’ equity	12,149	13,557

Total liabilities and shareholders’ equity	$25,377	$31,531

NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
SCHEDULE 3

	Six Months Ended
	June 30
$ in millions	2011	2010

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$1,975	$1,976
Collections on billings	11,028	11,653
Other cash receipts	80	3

Total sources of cash — continuing operations	13,083	13,632

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(11,692)	(12,374)
Pension contributions	(550)	(363)
Interest paid, net of interest received	(119)	(138)
Income taxes paid, net of refunds received	(613)	(632)
Excess tax benefits from stock-based compensation	(21)	(10)
Other cash payments	(10)	(15)

Total uses of cash — continuing operations	(13,005)	(13,532)

Cash provided by continuing operations	78	100
Cash used in discontinued operations	(232)	(12)

Net cash (used in) provided by operating activities	(154)	88

Investing Activities
Continuing Operations
Contribution received from the spin-off of Shipbuilding business	1,429
Additions to property, plant, and equipment	(216)	(178)
Decrease in restricted cash	31	5
Proceeds from sale of business, net of cash divested		13
Other investing activities, net	9	1

Cash provided by (used in) investing activities by continuing operations	1,253	(159)
Cash used in investing activities by discontinued operations	(63)	(59)

Net cash provided by (used in) investing activities	1,190	(218)

Financing Activities
Common stock repurchases	(1,013)	(855)
Payments of long-term debt	(750)	(90)
Dividends paid	(277)	(270)
Proceeds from exercises of stock options and issuances of common stock	86	103
Excess tax benefits from stock-based compensation	21	10
Other financing activities, net	6	1

Net cash used in financing activities	(1,927)	(1,101)

Decrease in cash and cash equivalents	(891)	(1,231)
Cash and cash equivalents, beginning of period	3,701	3,275

Cash and cash equivalents, end of period	$2,810	$2,044

NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
SCHEDULE 4

	Six Months Ended
	June 30
$ in millions	2011	2010

Reconciliation of Net Earnings to Net Cash (Used in) Provided by Operating Activities
Net earnings	$1,050	$1,180
Net earnings from discontinued operations	(34)	(30)
Adjustments to reconcile to net cash (used in) provided by operating activities
Depreciation	218	202
Amortization of assets	37	57
Stock-based compensation	66	69
Excess tax benefits from stock-based compensation	(21)	(10)
(Increase) decrease in
Accounts receivable, net	(164)	(589)
Inventoried costs, net	6	(23)
Prepaid expenses and other current assets	5	(5)
Increase (decrease) in
Accounts payable and accruals	(757)	(546)
Deferred income taxes	79	22
Income taxes payable	9	(71)
Retiree benefits	(440)	(135)
Other, net	24	(21)

Cash provided by continuing operations	78	100
Cash used in discontinued operations	(232)	(12)

Net cash (used in) provided by operating activities	$(154)	$88

Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$24	$20
Capital expenditures accrued in liabilities from discontinued operations		27

NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)
SCHEDULE 5

$ in millions	June 30, 2011				December 31, 2010
	FUNDED (1)	UNFUNDED(2)	TOTAL BACKLOG		FUNDED (1)	UNFUNDED(2)	TOTAL BACKLOG

Aerospace Systems	$8,750	$10,355	$19,105	(3)	$9,185	$11,683	$20,868
Electronic Systems	7,701	1,806	9,507		8,093	2,054	10,147
Information Systems	4,369	5,497	9,866		4,711	5,879	10,590
Technical Services	2,561	765	3,326	(4)	2,763	2,474	5,237

Total	$23,381	$18,423	$41,804		$24,752	$22,090	$46,842

(1)	Funded backlog represents firm orders for which funding is contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded indefinite delivery indefinite quantity (IDIQ) orders.

(3)	Total backlog as of June 30, 2011, was reduced by $409 million to reflect the restructure of the NPOESS program.

(4)	Total backlog as of June 30, 2011, was reduced by $1.745 billion to reflect a change in the company’s participation in the NSTec joint venture. Effective January 1, 2011, NSTec joint venture results are no longer consolidated in the company’s financial statements.
New Awards — The estimated value of contract awards included in backlog during the three months ended June 30, 2011, was $5.1 billion.

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating Northrop Grumman’s financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Adjusted diluted EPS from continuing operations: Diluted EPS from continuing operations excluding the after-tax net pension adjustment per share, as defined below, and the per share tax benefit recorded in the 2010 second quarter. These per share amounts are provided for consistency and comparability of operating results. Management uses adjusted diluted EPS from continuing operations, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by continuing operations before discretionary pension contributions: Cash provided by operations before the after-tax impact of discretionary pension contributions. Cash provided by continuing operations before discretionary pension contributions has been provided for consistency and comparability of 2011 and 2010 financial performance and is reconciled on Table 2.
Free cash flow from continuing operations: Cash provided by continuing operations less capital expenditures and outsourcing contract and related software costs. We use free cash flow from continuing operations as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow from continuing operations is reconciled in Table 2.
Free cash flow from continuing operations before discretionary pension contributions: Free cash flow from continuing operations before the after-tax impact of discretionary pension contributions. We use free cash flow from continuing operations before discretionary pension contributions as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow from continuing operations before discretionary pension contributions, also referred to as pension-adjusted free cash flow from continuing operations, is reconciled in Table 2.
Net pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS). Net pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2011 and 2010 financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before net pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Pension-adjusted operating income as a % of sales: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating income as a % of sales, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, which include management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 5, as an internal measure of financial performance of our individual operating segments.
Segment operating margin % / Segment operating income as a % of sales: Segment operating income as defined above, divided by sales. Management uses segment operating income as a % of sales, as reconciled in Table 5, as an internal measure of financial performance.
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Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com